Exhibit 99.1

GAYLORD ENTERTAINMENT COMPANY REPORTS FIRST QUARTER 2012 RESULTS

–   First quarter delivers record CCF performance for Gaylord Hotels brand with 24.3 percent increase over first quarter 2011 –

–   Gaylord Hotels revenue increased 8.0 percent –

–   Net Advance Bookings increased 11.6 percent –

NASHVILLE, Tenn. (May 8, 2012) – Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the first quarter of 2012. Highlights include:

•

Consolidated revenue increased 8.2 percent to $238.9 million in the first quarter of 2012 from $220.7 million in the same period last year. Gaylord Hotels total revenue increased 8.0 percent to $226.0 million in the first quarter of 2012 compared to $209.3 million in the prior-year quarter.

•

Gaylord Hotels revenue per available room[1] (“RevPAR”) increased 3.8 percent and Gaylord Hotels total revenue per available room[2] (“Total RevPAR”) increased 4.9 percent in the first quarter of 2012 compared to the first quarter of 2011. RevPAR and Total RevPAR growth in the first quarter of 2012 was negatively impacted by the difficult RevPAR and Total RevPAR comparisons to the first quarter of 2011 created by the 2011 Super Bowl. This event was held in Dallas, Texas in February 2011 and drove higher occupancy and room rate at the Gaylord Texan during the first quarter of 2011. Gaylord Hotels Total RevPAR for the first quarter of 2012 included attrition and cancellation fees of $1.2 million collected during the quarter compared to $1.6 million collected in the prior-year quarter.

•

Income from continuing operations was $6.0 million, or $0.12 per diluted share (based on 50.1 million weighted average shares outstanding) in the first quarter of 2012 compared to a loss from continuing operations of $2.0 million, or $0.04 per diluted share, in the prior-year quarter (based on 48.2 million weighted average shares outstanding).

•	Adjusted EBITDA[3] increased 23.6 percent to $54.1 million in the first quarter of 2012 compared to $43.8 million in the prior-year quarter.
•

Consolidated Cash Flow[4] (“CCF”) increased 23.0 percent to $56.6 million in the first quarter of 2012 compared to $46.0 million in the same period last year. CCF for the first quarter 2012 includes $3.1 million in non-recurring expenses related to the Company’s exploration of opportunities to unlock shareholder value.

•

Gaylord Hotels gross advance group bookings in the first quarter of 2012 for all future periods were 372,075 room nights, an increase of 3.3 percent compared to the same period last year. Net of attrition and cancellations, advance group bookings in the first quarter of 2012 for all future periods were 306,468 room nights, an increase of 11.6 percent compared to the same period last year.

Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment, stated, “We were pleased with our performance in the first quarter, as increases in ADR and outside-the-room spending contributed to Gaylord Hotels revenue growth of 8.0 percent. This translated into a solid profitability performance, as the operational efficiency initiatives we have put in place over the past three years helped us drive a record-setting Gaylord Hotels quarterly CCF performance with growth of 24.3 percent and a CCF Margin improvement of 410 basis points. Additionally, our business performed particularly well in March, as we recorded our highest brand CCF month, highest brand CCF Margin month, and second highest brand revenue month on record. Gaylord Palms and Gaylord Opryland led this improvement, with both properties delivering CCF Margin performances for the month that were among their best ever.

“We booked over 306,000 net room nights in the first quarter, an increase of approximately 11.6 percent from the same period last year. Additionally, our preliminary sales results indicate that we contracted over 120,000 future group room nights during the month of April. This compares favorably to the 53,000 room nights we booked in April of last year – a clear indication that group bookings are continuing to strengthen. We are also optimistic that the first full year of the “DreamWorks Experience” at each of our properties as well as the first full year in operation of the resort pool attractions at Gaylord Texan and Gaylord Palms will help drive strong transient and leisure business as we progress through 2012.

“Over the course of the past few months we have been engaged in the process of exploring opportunities for our company to unlock shareholder value. As a result, our first quarter results include approximately $3 million of expense incurred as part of this effort. While it is premature to announce anything, our efforts are ongoing and we will provide an update when appropriate. In the meantime, our goal is to deliver solid results like those achieved this past quarter.”

Segment Operating Results

Hospitality

Key components of the Company’s hospitality segment performance in the first quarter of 2012 include:

•

Gaylord Hotels RevPAR increased 3.8 percent to $118.82 in the first quarter of 2012 compared to $114.45 in the prior-year quarter. Gaylord Hotels Total RevPAR increased 4.9 percent to $306.99 in the first quarter compared to $292.61 in the prior-year quarter.

•

Gaylord Hotels CCF increased 24.3 percent in the first quarter of 2012 to $70.2 million compared to $56.5 million in the prior-year quarter. Gaylord Hotels CCF Margin[4] increased 410 basis points to 31.1 percent in the first quarter of 2012 compared to 27.0 percent for the same period last year.

•

Gaylord Hotels attrition that occurred for groups that traveled in the first quarter of 2012 was 4.5 percent of the agreed-upon room block compared to 6.1 percent for the same period in 2011. Gaylord Hotels in-the-year, for-the-year cancellations in the first quarter of 2012 totaled 8,817 room nights compared to 20,596 in the same period of 2011. Gaylord Hotels attrition and cancellation fee collections totaled $1.2 million in the first quarter of 2012 compared to $1.6 million for the same period in 2011.

At the property level, Gaylord Opryland generated revenue of $70.7 million in the first quarter of 2012, a 17.2 percent increase compared to the prior-year quarter of $60.3 million. Occupancy for the first quarter of 2012 was down 0.6 percentage points to 68.0 percent compared to the prior-year quarter. Average Daily Rate (“ADR”) increased 12.0 percent to $153.67, compared to $137.26 in the prior-year quarter, driven by an increase in higher-rated association groups primarily in February and March. RevPAR in the first quarter of 2012 increased 11.0 percent to $104.56 compared to $94.19 in the prior-year quarter, driven by the increase in ADR. Total RevPAR increased 15.8 percent for the first quarter of 2012 to $269.46 compared to $232.76 in the prior-year quarter. CCF was $22.7 million for the first quarter of 2012, a 63.8 percent increase compared to $13.9 million in the prior-year quarter. CCF Margin was 32.2 percent, a 920 basis point increase over the prior-year quarter.

Gaylord Palms posted revenue of $51.5 million in the first quarter of 2012, a 13.3 percent increase compared to $45.5 million in the prior-year quarter. The increase was driven by the growth in occupancy, ADR, and outside-the-room spending, with contribution from the new Wreckers Sports Bar which opened on February 2, 2012. Occupancy for the first quarter increased 4.8 percentage points over the prior-year quarter to 83.0 percent, as occupied group room nights increased by approximately 4,600 room nights. ADR for the first quarter of 2012 increased 8.7 percent to $180.45, compared to $166.07 in the prior-year quarter. First quarter 2012 RevPAR increased 15.3 percent to $149.84 compared to $129.93 in the prior-

year quarter, driven by the increase in occupancy and ADR. Total RevPAR in the first quarter of 2012 increased 12.3 percent to $403.85 compared to $359.51 in the prior-year quarter driven by the increase in group spending outside-the-room. CCF in the first quarter of 2012 increased 32.2 percent to $20.1 million compared to $15.2 million in the prior-year quarter. This resulted in a CCF Margin for the first quarter of 2012 of 39.0 percent, a 560 basis point increase compared to 33.4 percent in the prior-year quarter.

Gaylord Texan posted revenue of $48.3 million in the first quarter of 2012, a decrease of 4.1 percent from $50.4 million in the prior-year quarter, driven by decreases in occupancy, ADR and outside-the-room spending. These comparisons were impacted by the 2011 Super Bowl in Dallas in February of 2011. Occupancy for the first quarter of 2012 decreased by 2.3 percentage points to 70.0 percent compared to the first quarter of 2011. ADR decreased 7.4 percent to $176.12 in the first quarter of 2012 compared to $190.19 in the prior-year quarter. As a result, RevPAR in the first quarter of 2012 decreased 10.3 percent to $123.35 compared to $137.56 in the prior-year quarter. Total RevPAR decreased 5.3 percent in the first quarter of 2012 to $350.85 from $370.32 in the prior-year quarter, driven primarily by the decrease in occupancy and ADR. CCF in the first quarter of 2012 decreased 8.0 percent to $16.5 million compared to $18.0 million in the prior-year quarter, resulting in a 34.2 percent CCF Margin, a 150 basis point decrease from 35.7 percent in the prior-year quarter.

Gaylord National generated revenue of $53.4 million in the first quarter of 2012, a 2.0 percent increase compared to the prior-year quarter of $52.4 million. Occupancy for the first quarter of 2012 was up 1.3 percentage points to 65.5 percent compared to the prior-year quarter, driven by an increase in group room nights and stronger government group attendance than in the prior-year quarter. ADR increased 0.4 percent in the first quarter of 2012 to $188.58 compared to $187.91 in the prior-year quarter. RevPAR in the first quarter of 2012 increased 2.3 percent to $123.51 compared to $120.70 in the prior-year quarter. Total RevPAR increased 0.9 percent to $294.06 in the first quarter of 2012 compared to $291.44 in the prior-year quarter. CCF increased 7.9 percent to $10.4 million in the first quarter of 2012 compared to $9.7 million in the prior-year quarter. CCF Margin increased 100 basis points to 19.5 percent in the first quarter of 2012 compared to 18.5 percent in the prior-year quarter, driven by margin management initiatives at the property level including favorable food costs and reduced labor costs.

Reed continued, “Our properties performed well this quarter, as local market conditions continued to improve, particularly in Orlando. From a performance perspective, Gaylord Opryland and Gaylord Palms were especially strong, posting CCF Margin increases of 920 and 560 basis points, respectively. These properties had particularly good performances in March, with Gaylord Palms posting the second highest CCF Margin month in brand history and Gaylord Opryland posting the fifth highest in history. At Gaylord National we saw modest improvement across nearly all metrics, which along with a strong bookings quarter for the property, supports our belief that the D.C. group market is strengthening. Additionally, our focus on managing costs at Gaylord National helped drive an almost 8 percent increase in CCF and a 100 basis point improvement in CCF Margin. Although the Gaylord Texan did not post growth on par with our other properties this quarter, the comparison to the first quarter of 2011 was difficult given the positive impact of the Super Bowl in February of 2011.”

Opry and Attractions

Opry and Attractions segment revenue increased 12.9 percent to $12.8 million in the first quarter of 2012, compared to $11.4 million in the year-ago quarter. The segment’s CCF increased to $2.1 million in the first quarter of 2012 from $0.7 million in the prior-year quarter.

Corporate and Other

Corporate and Other operating loss totaled $18.6 million in the first quarter of 2012 compared to an operating loss of $14.1 million in the same period last year. Corporate and Other CCF in the first quarter of 2012 was a loss of $15.5 million compared to a loss of $11.2 million in the same period last year. Corporate and Other operating loss and CCF for the first quarter 2012 reflects $3.1 million in non-recurring expenses related to the Company’s exploration of opportunities to unlock shareholder value.

Development Update

On June 21, 2011, the Company announced its plans to develop a resort and convention hotel in Aurora, Colorado, contingent on the approval of tax incentives for the project under the State of Colorado’s Regional Tourism Act, as well as various other contingencies. Gross construction costs for the project before the benefit of public incentives are expected to total approximately $800 million. The project could be funded by Gaylord, potential joint venture partners, and tax incentives that are being provided as a result of an agreement between the Company and the city of Aurora, Colorado. The Company is planning for the resort to be open for business in early 2016.

On January 19, 2012, the Company announced that it had entered into a memorandum of understanding for a 50/50 joint venture with the Dollywood Company to develop a family entertainment zone adjacent to the Gaylord Opryland Resort & Convention Center on land that the Company currently owns. The Dollywood Company will operate the park, and Gaylord will contribute both land and cash to represent its 50 percent share of the venture. Phase one of the project is a yet unnamed water and snow park with a total cost to the joint venture of approximately $50 million. An early 2013 groundbreaking date is expected with the park opening slated for summer 2014. The project is contingent upon finalizing agreements with governmental authorities pertaining to the construction of the necessary infrastructure.

Gaylord Entertainment’s planned resort and convention hotel in Mesa, Arizona remains in the early stages of planning, and specific details of the property and budget have not yet been determined. The Company anticipates that any expenditure associated with the project will not have a material financial impact in the near-term.

Liquidity

As of March 31, 2012, the Company had long-term debt outstanding, including current portion, of $1,061.9 million and unrestricted cash of $19.9 million. At March 31, 2012, $340.0 million of borrowings were undrawn under the Company’s $925.0 million credit facility, and the lending banks had issued $8.0 million in letters of credit, which left $332.0 million of availability under the credit facility.

Outlook

The following business performance outlook is based on current information as of May 8, 2012. The Company does not expect to update the guidance provided below before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.

Reed concluded, “The profitability performance of our properties and our solid advance group bookings production in the first quarter reinforces our confidence that our business is well positioned as we move through 2012. We continue to believe that the successful initiatives we have put in place to manage costs will help drive solid margin performance, and that the strengthening we have seen in group behavior as it relates to outside-the-room spending will create additional revenue and profitability opportunities for us in 2012. Based on these factors, we are raising several elements of our 2012 guidance. Our guidance for Gaylord Hotels RevPAR remains as an increase of 3 percent to 6 percent, but we are raising our guidance on Total RevPAR from an increase of 2 percent to 5 percent to an increase of 3 percent to 6 percent year-over-year. As a result, we are raising Gaylord Hotels CCF guidance from a range of $265 million to $275 million to a range of $274 million to $286 million. We are raising our expectations for the Opry and Attractions segment from a CCF range of $14 million to $16 million to a range of $15 million to $17 million. As a result of the approximately $3 million of expense we have incurred as part of our effort to explore opportunities to unlock shareholder value, we are modifying our Corporate and Other segment expectations from a CCF loss range of $51 million to $48 million to a loss range of $54 million to $51 million. On a consolidated basis, total Company CCF expectations will increase from a range of $228 million to $243 million to a range of $235 million to $252 million in 2012.”

	Prior Full Year 2012 Guidance	New Full Year 2012 Guidance
Consolidated Cash Flow
Gaylord Hotels	$265 - 275 million	$274 - 286 million
Opry and Attractions	$14 - 16 million	$15 - 17 million
Corporate and Other	$(51 - 48) million	$(54 - 51) million
Totals	$228 - 243 million	$228 - 243 million

Gaylord Hotels RevPAR	3.0% - 6.0%	3.0% - 6.0%
Gaylord Hotels Total RevPAR	2.0% - 5.0%	3.0% - 6.0%

Note: The guidance above assumes 9,529 room nights out of service in 2012 (no impact to Q1) due to the renovation of rooms at Gaylord Palms and a revised room count at Gaylord Opryland of 2,882 for 2012. The guidance above includes approximately $3 million of expense already incurred, but excludes any additional anticipated expenses related to the effort underway to explore opportunities to unlock shareholder value.

Webcast and Replay

Gaylord Entertainment will hold a conference call to discuss this release today at 10:00 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.

About Gaylord Entertainment

Gaylord Entertainment, a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links,

Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current information. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with refinancing the Company’s indebtedness prior to its various maturities, risks associated with development, budgeting, financing and approvals for the Company’s Aurora, Colorado project, economic conditions affecting the hospitality business generally, rising labor and benefits costs, the timing of any new development projects, increased costs and other risks associated with building and developing new hotel facilities and new attractions, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the Company’s ability to successfully operate its hotels and the Company’s ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

1The Company calculates revenue per available room (“RevPAR”) for its hotels by dividing room sales by room nights available to guests for the period.

2The Company calculates total revenue per available room (“Total RevPAR”) for its hotels by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.

3 Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as gains on the sale of assets. In accordance with generally accepted accounting principles, these items are not included in determining our operating income. The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net income (loss) is presented in the Supplemental Financial Results contained in this press release.

4As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income/(loss) plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 6.75 percent senior notes) is a non-GAAP financial measure which also excludes the impact of preopening costs, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets, and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income (loss) or segment operating income (loss) is included as part of the Supplemental Financial Results contained in this press release. CCF Margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
615-316-6588	(615) 316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg or Dan Zacchei
Gaylord Entertainment	Sloane & Company
615-316-6282	(212) 446-1892 or (212) 446-1882
pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com dzacchei@sloanepr.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended
	Mar. 31,
	2012	2011
Revenues	$238,915	$220,738
Operating expenses:
Operating costs	134,983	133,878
Selling, general and administrative	49,309	43,078
Casualty loss	174	(1)
Preopening costs	331	—
Depreciation and amortization	32,434	29,057

Operating income	21,684	14,726

Interest expense, net of amounts capitalized	(14,362)	(20,809)
Interest income	3,154	3,173
Income from unconsolidated companies	—	173
Other gains and (losses), net	—	(191)

Income (loss) before income taxes	10,476	(2,928)

(Provision) benefit for income taxes	(4,469)	967

Income (loss) from continuing operations	6,007	(1,961)

Income from discontinued operations, net of taxes	21	4

Net income (loss)	$6,028	$(1,957)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.12	$(0.04)
Income from discontinued operations, net of taxes	—	—

Net income (loss)	$0.12	$(0.04)

Fully diluted net income (loss) per share:
Income (loss) from continuing operations	$0.12	$(0.04)
Income from discontinued operations, net of taxes	—	—

Net income (loss)	$0.12	$(0.04)

Weighted average common shares for the period:
Basic	48,715	48,221
Fully-diluted	50,137	48,221

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	Mar. 31,	Dec. 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents—unrestricted	$19,862	$44,388
Cash and cash equivalents—restricted	1,150	1,150
Trade receivables, net	62,975	41,939
Deferred income taxes	6,444	8,641
Other current assets	40,901	48,538

Total current assets	131,332	144,656

Property and equipment, net of accumulated depreciation	2,205,661	2,209,127
Notes receivable, net of current portion	143,849	142,567
Long-term deferred financing costs	14,758	15,947
Other long-term assets	52,693	50,713
Long-term assets of discontinued operations	376	390

Total assets	$2,548,669	$2,563,400

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$763	$755
Accounts payable and accrued liabilities	153,244	168,975
Current liabilities of discontinued operations	165	186

Total current liabilities	154,172	169,916

Long-term debt and capital lease obligations, net of current portion	1,061,182	1,073,070
Deferred income taxes	110,345	108,219
Other long-term liabilities	169,668	166,209
Long-term liabilities of discontinued operations	451	451
Stockholders' equity	1,052,851	1,045,535

Total liabilities and stockholders' equity	$2,548,669	$2,563,400

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") and Consolidated Cash Flow ("CCF") reconciliation:

	Three Months Ended Mar. 31,
	2012		2011
	$	Margin	$	Margin
Consolidated
Revenue	$238,915	100.0%	$220,738	100.0%
Net income (loss)	$6,028	2.5%	$(1,957)	-0.9%
Income from discontinued operations, net of taxes	(21)	0.0%	(4)	0.0%
Provision (benefit) for income taxes	4,469	1.9%	(967)	-0.4%
Other (gains) and losses, net	—	0.0%	191	0.1%
Income from unconsolidated companies	—	0.0%	(173)	-0.1%
Interest expense, net	11,208	4.7%	17,636	8.0%

Operating income	21,684	9.1%	14,726	6.7%
Depreciation & amortization	32,434	13.6%	29,057	13.2%

Adjusted EBITDA	54,118	22.7%	43,783	19.8%
Preopening costs	331	0.1%	—	0.0%
Other non-cash expenses	1,426	0.6%	1,453	0.7%
Stock option expense	747	0.3%	797	0.4%
Other gains and (losses), net	—	0.0%	(191)	-0.1%
Loss on sales of assets	—	0.0%	191	0.1%

CCF	$56,622	23.7%	$46,033	20.9%

Hospitality segment (a)
Revenue	$226,048	100.0%	$209,342	100.0%
Operating income	39,705	17.6%	29,454	14.1%
Depreciation & amortization	28,536	12.6%	25,275	12.1%
Preopening costs	331	0.1%	—	0.0%
Other non-cash expenses	1,426	0.6%	1,453	0.7%
Stock option expense	209	0.1%	284	0.1%
Other gains and (losses), net	—	0.0%	(141)	-0.1%
Loss on sales of assets	—	0.0%	141	0.1%

CCF	$70,207	31.1%	$56,466	27.0%

Opry and Attractions segment (a)
Revenue	$12,835	100.0%	$11,367	100.0%
Operating income (loss)	793	6.2%	(643)	-5.7%
Depreciation & amortization	1,285	10.0%	1,332	11.7%
Stock option expense	27	0.2%	43	0.4%
Other gains and (losses), net	—	0.0%	(2)	0.0%
Loss on sales of assets	—	0.0%	2	0.0%

CCF	$2,105	16.4%	$732	6.4%

Corporate and Other segment (a)
Revenue	$32		$29
Operating loss	(18,640)		(14,086)
Depreciation & amortization	2,613		2,450
Stock option expense	511		470
Other gains and (losses), net	—		(48)
(Gain) loss on sales of assets	—		48

CCF	$(15,516)		$(11,166)

Casualty Loss (a)
Casualty loss	$(174)		$1
Insurance proceeds	—		—

Operating loss	(174)		1

CCF	$(174)		$1

(a)	Individual segments exclude effect of Casualty Loss, which is shown separately.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Mar. 31,
	2012	2011
HOSPITALITY OPERATING METRICS:

Hospitality Segment

Occupancy	69.9%	69.6%
Average daily rate (ADR)	$169.89	$164.43
RevPAR	$118.82	$114.45
OtherPAR	$188.17	$178.16
Total RevPAR	$306.99	$292.61

Revenue	$226,048	$209,342
CCF	$70,207	$56,466
CCF Margin	31.1%	27.0%

Gaylord Opryland

Occupancy	68.0%	68.6%
Average daily rate (ADR)	$153.67	$137.26
RevPAR	$104.56	$94.19
OtherPAR	$164.90	$138.57
Total RevPAR	$269.46	$232.76

Revenue	$70,669	$60,310
CCF	$22,728	$13,878
CCF Margin	32.2%	23.0%

Gaylord Palms

Occupancy	83.0%	78.2%
Average daily rate (ADR)	$180.45	$166.07
RevPAR	$149.84	$129.93
OtherPAR	$254.01	$229.58
Total RevPAR	$403.85	$359.51

Revenue	$51,532	$45,492
CCF	$20,110	$15,215
CCF Margin	39.0%	33.4%

Gaylord Texan

Occupancy	70.0%	72.3%
Average daily rate (ADR)	$176.12	$190.19
RevPAR	$123.35	$137.56
OtherPAR	$227.50	$232.76
Total RevPAR	$350.85	$370.32

Revenue	$48,274	$50,360
CCF	$16,520	$17,957
CCF Margin	34.2%	35.7%

Gaylord National

Occupancy	65.5%	64.2%
Average daily rate (ADR)	$188.58	$187.91
RevPAR	$123.51	$120.70
OtherPAR	$170.55	$170.74
Total RevPAR	$294.06	$291.44

Revenue	$53,413	$52,354
CCF	$10,432	$9,665
CCF Margin	19.5%	18.5%

Nashville Radisson (a)

Occupancy	56.2%	52.5%
Average daily rate (ADR)	$102.36	$87.03
RevPAR	$57.55	$45.72
OtherPAR	$24.53	$12.66
Total RevPAR	$82.08	$58.38

Revenue	$2,160	$826
CCF	$417	$(249)
CCF Margin	19.3%	-30.1%

(a)	Includes other hospitality revenue and expense.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

RECONCILIATION OF FORWARD-LOOKING STATEMENTS

Unaudited

(in thousands)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") and Consolidated Cash Flow ("CCF") reconciliation:

	PRIOR GUIDANCE RANGE		NEW GUIDANCE RANGE
	FOR FULL YEAR 2012		FOR FULL YEAR 2012

Gaylord Hotels	Low	High	Low	High

Estimated Operating Income/(Loss)	$150,950	$158,700	$159,950	$169,700
Estimated Depreciation & Amortization	106,000	108,000	106,000	108,000

Estimated Adjusted EBITDA	$256,950	$266,700	$265,950	$277,700
Estimated Pre-Opening Costs	1,300	1,400	1,300	1,400
Estimated Non-Cash Lease Expense	5,800	5,900	5,800	5,900
Estimated Stock Option Expense	950	1,000	950	1,000
Estimated Gains/(Losses), Net	0	0	0	0

Estimated CCF	$265,000	$275,000	$274,000	$286,000

Opry and Attractions segment
Estimated Operating Income/(Loss)	$8,500	$10,000	$9,500	$11,000
Estimated Depreciation & Amortization	5,400	5,700	5,400	5,700

Estimated Adjusted EBITDA	$13,900	$15,700	$14,900	$16,700
Estimated Pre-Opening Costs	0	0	0	0
Estimated Stock Option Expense	100	250	100	250
Estimated Gains/(Losses), Net	0	50	0	50

Estimated CCF	$14,000	$16,000	$15,000	$17,000

Corporate and Other segment
Estimated Operating Income/(Loss)	($61,500)	($59,250)	($64,500)	($62,250)
Estimated Depreciation & Amortization	8,500	8,700	8,500	8,700

Estimated Adjusted EBITDA	($53,000)	($50,550)	($56,000)	($53,550)
Estimated Stock Option Expense	2,000	2,550	2,000	2,550
Estimated Gains/(Losses), Net	0	0	0	0

Estimated CCF	($51,000)	($48,000)	($54,000)	($51,000)